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EXHIBIT NO. 5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 19, 1999, relating to the consolidated financial statements of Industrial Ecosystems, Inc., a Utah corporation, which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/S/ JONES, JENSEN & COMPANY
Salt Lake City, Utah

February 29, 2000